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                         MARSICO CAPITAL MANAGEMENT, LLC
                           THE MARSICO INVESTMENT FUND
                         PERSONAL TRADING CODE OF ETHICS

I.       INTRODUCTION AND OVERVIEW

         In our efforts to ensure that Marsico Capital Management, LLC ("MCM") and The Marsico Investment Fund (the "Funds" and, together with MCM, "Marsico") develop and maintain a reputation for integrity and high ethical standards, it is essential not only that MCM and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct. Marsico's Personal Trading Code of Ethics (the "Code") is designed to help ensure that we conduct our business consistent with these high standards.

         As officers, directors, trustees, principals and employees of a registered investment adviser and/or a registered investment company, we owe a fiduciary duty to our clients that requires each of us to place the interests of our clients ahead of our own interests. A critical component of our fiduciary duty is to avoid potential conflicts of interest. Accordingly, you must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of Fund shareholders and other advisory clients of MCM. Please bear in mind that a conflict of interest can arise even if there is no financial loss to our clients and regardless of the employee's motivation. Many potential conflicts of interest can arise in connection with employee personal trading and related activities.

         The Code is designed to address and avoid potential conflicts of interest relating to personal trading and related activities and is based on three underlying principles:

(1) WE MUST AT ALL TIMES PLACE THE INTERESTS OF OUR SHAREHOLDERS (INCLUDING BOTH THE FUNDS AND PRIVATE ACCOUNTS) FIRST. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Marsico clients.

(2) WE MUST MAKE SURE THAT ALL PERSONAL SECURITIES TRANSACTIONS ARE CONDUCTED CONSISTENT WITH THE CODE AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICTS OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY.

(3) INVESTMENT COMPANY PERSONNEL SHOULD NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Marsico could call into question the exercise of your independent judgment.

         The Code contains a number of "rules" and procedures relating to personal trading by Marsico officers, directors, trustees, employees and their families. It is your responsibility to

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become familiar with the Code and to abide by the Code. COMPLIANCE WITH THE CODE
IS A CONDITION TO YOUR EMPLOYMENT WITH MCM. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions can include termination of employment.

         As with all policies and procedures, the Code was designed to cover a myriad of circumstances and conduct; however, no policy can anticipate every potential conflict of interest that can arise in connection with personal trading. Consequently, you are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your personal trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest. Marsico reserves the right, when it deems necessary in light of particular circumstances, either to impose more stringent requirements on employees or to grant exceptions to the Code. Exemptions from the Code must be fully documented by the Compliance Department. Exemptions generally will be granted only where the Compliance Officer has determined that there would be no harm to MCM's client accounts or the Funds as a result.

         Because governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Marsico reserves the right to modify any or all of the policies and procedures set forth in the Code. Should Marsico revise the Code, you will receive written notification from the Compliance Officer. It is your responsibility to familiarize yourself with any modifications to the Code. If you have any questions about any aspect of the Code, or if you have questions regarding application of the Code to a particular situation, contact the Compliance Officer or the General Counsel.


II.      PERSONS COVERED BY THE CODE

         The policies and procedures set forth in the Code apply to all officers, principals and employees of MCM and the officers, trustees and employees (if any) of the Funds (collectively, "Marsico Employees"). The Code also applies to all temporary employees who work for Marsico (together with Marsico Employees, "Employees").

         The policies and procedures set forth in the Code also apply to all members of an Employee's immediate family, which for purposes of the Code refers to: (1) ANY PERSON LIVING IN THE EMPLOYEE'S HOUSEHOLD (whether or not related to you) and/or (2) ANY PERSON TO WHOSE FINANCIAL SUPPORT THE EMPLOYEE MAKES A SIGNIFICANT CONTRIBUTION (together with Employees, "Covered Persons"). The definition of "an Employee's immediate family" set forth in Clause (1) above shall not apply to any platonic roommates of an Employee.

OUTSIDE TRUSTEES


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PERSONAL TRADING CODE OF ETHICS
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         Special rules apply to non-interested trustees of the Funds (the
"Outside Trustees"). An Outside Trustee is not subject to the personal trading ban, nor is he or she required to pre-clear personal trading transactions unless that Outside Trustee knew, or in the ordinary course of the fulfillment of his or her official duties as a trustee of the Funds, should have known that during the 15-day period immediately preceding or after the date of a transaction in a security by the Outside Trustee that such security was purchased or sold by the Funds or by MCM or that the purchase or sale of that security was considered by the Funds or by MCM. Outside Trustees are not required to report to Marsico their personal securities transactions on a quarterly basis, nor are they required to report to Marsico their holdings on an annual basis.


III.     PROHIBITION ON PERSONAL TRADING

         Personal investing by investment personnel and investment management firm employees can create potential conflicts of interest and the appearance of impropriety. Further, Marsico believes that the personal investing activities of its Employees can distract from our service to our clients by diverting resources and/or opportunities from the management of our clients' accounts. Consequently, Marsico has determined generally to PROHIBIT personal trading by Covered Persons. This means that unless a Covered Person's proposed transaction is an Exempted Transaction, Covered Persons are prohibited from acquiring securities for accounts in which the Covered Person has a beneficial interest. Securities exempted from the policies and procedures of the Code are described in Section IV of the Code. Section V of the Code sets forth the procedures to follow when selling securities that were acquired by the Covered Person prior to his or her association with Marsico.


IV.      EXEMPTED TRANSACTIONS

         The policies and procedures set forth in the Code regarding personal investing apply to ALL personal securities transactions by Covered Persons, unless such transaction is an Exempted Transaction, as defined below. IF YOU HAVE ANY DOUBT AS TO THE APPLICABILITY OF THE CODE TO A PARTICULAR TRANSACTION, CONTACT THE COMPLIANCE OFFICER OR THE GENERAL COUNSEL.

         The Code (including the general prohibition on personal trading, the Preclearance procedures and the reporting requirements) does not apply to the following types of transactions, which are referred to as "Exempted Transactions." As a result, Covered Persons may engage in Exempted Transactions without following the procedures set forth in the Code. Exempted Transactions are personal securities transactions by Covered Persons in the following:

         1. Shares of registered open-end mutual funds, money market funds and index related stocks including but not limited to exchange traded funds and similar products related to broadly based securities indexes (please note that shares of

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                  closed-end investment companies are not included in the
                  definition of Exempted Transactions);

         2. Treasury bonds, Treasury notes, Treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. government;

         3. Debt instruments issued by a banking institution, such as bankers' acceptances and bank certificates of deposit;

         4.       Commercial paper;

         5.       Foreign currency;

         6.       Municipal bonds and notes;

         7. Interests in MCM unregistered investment companies (e.g. Marsico Aggressive Global Opportunities, L.P. and Marsico Aggressive Global Opportunities II, L.P.);

         8. Transactions in derivatives based on any of the above-listed securities;

         9. Non-volitional transactions in which the Covered Person does not exercise investment discretion at the time of the transaction (e.g., calling of a security by the issuer, automatic exercise or liquidation of an in-the-money derivative instrument upon expiration pursuant to exchange rules, non-volitional receipt of gifts out of the control of the Covered Person);

         10. Acquisitions of securities through dividend reinvestment plans (note that additional shares offered at no commission charges are not permitted to be purchased by Covered Persons) and acquisitions of securities through the exercise of rights that are offered pro rata to all shareholders;

         11. Exercise of options received pursuant to an employment arrangement, provided that the sale of the securities received upon exercise of the options are subject to the Code;

         12. Receipt of securities or options pursuant to an employment arrangement;

         13. Acquisition of securities by a Covered Person of the securities of the Covered Person's employer or an affiliate thereof; and

         14. Initial start-up investments in operating companies for which a Covered Person is a founding member or an executive officer, provided that the Covered Person is not an Employee of Marsico.


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PERSONAL TRADING CODE OF ETHICS
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         Additionally, transactions in accounts ("Special Accounts") over which the Covered Person exercises no direct or indirect influence or control may be excluded from the Code (and treated as Exempted Transactions) PROVIDED THAT PRIOR APPROVAL FOR EXCLUSION FROM THE CODE IS OBTAINED FROM MARSICO BY NOTIFYING, AND DISCUSSING THESE SPECIAL ACCOUNTS WITH THE COMPLIANCE OFFICER. An account will be deemed a Special Account provided ALL of the following conditions are met:

         o The Covered Person disclosed to the Compliance Officer the existence of the Special Account and allows the General Counsel to review, upon his or her discretion, the governing documents of such Special Account;

         o The Covered Person establishes to the satisfaction of the General Counsel that he or she has no direct or indirect influence or control over the Special Account or over investment decisions made for the Special Account;

         o The Covered Person completes the attached Special Account Certification on an annual basis, or such other certification that the General Counsel may deem acceptable;

         o The Covered Person establishes to the satisfaction of the General Counsel that he or she provides no investment advice to the person(s) who directly or indirectly influence or control the investment decisions for the Special Account ("Control Persons");

         o The Covered Person does not disclose to the Control Persons any action that Marsico may take, or has or has not taken, or any Marsico consideration of any action with respect to that security; and

         o The Control Persons do not disclose to the Covered Person any action such Control Persons may or may not take or any action under consideration with respect to any transaction for the Special Account until after such decisions have been made and fully executed.

         If you have a Special Account and you feel that an exception from compliance with the Code is warranted, please see the Compliance Officer. Determinations as to whether exception from the Code will be granted, will be made on a case-by-case basis. Depending on all of the facts and circumstances, Marsico reserves the right to require additional procedures to be followed, as Marsico deems necessary or appropriate. Further, Marsico reserves the right at any time, in the discretion of the General Counsel, to require compliance with all or parts of the Code or to revoke the exception at any time.


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PERSONAL TRADING CODE OF ETHICS
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         IF YOU HAVE ANY QUESTIONS ABOUT WHETHER A PARTICULAR TRANSACTION
QUALIFIES AS AN EXEMPTED TRANSACTION, CONTACT THE COMPLIANCE OFFICER OR THE GENERAL COUNSEL.


V.       PROCEDURES FOR SELLING SECURITIES

         Although Covered Persons may sell securities that they acquired prior to their association with Marsico, they must do so following certain procedures designed to avoid the potential conflicts of interest that can arise when selling their own holdings. These procedures include preclearing the transaction, holding the security for a certain length of time, and following a black-out period around client trades. Please note that these procedures do not apply to Exempted Transactions (as defined above in Section IV).

PRECLEARANCE: Before a Covered Person sells securities that he or she acquired prior to his or her association with Marsico, the Covered Person must complete a Preclearance Form, a sample of which is attached to the Code. A written Preclearance Form must be completed for all disposition transactions, unless it qualifies as an Exempted Transaction. Marsico will treat the preclearance process as confidential and will not disclose the information divulged during the preclearance process except as required by law or for appropriate business purposes.

         In reviewing preclearance requests for the acquisition of a private placement, the Compliance Officer or General Counsel must take into account such factors as whether the investment opportunity should be reserved for client accounts, including the investment companies for which MCM serves as investment adviser.

         The Covered Person cannot sell the security in question until he or she receives written authorization from Marsico to do so. Preclearance requests will be reviewed by the Compliance Officer or General Counsel as quickly as possible. Please remember that preclearance is not automatically granted for every trade. For example, if MCM is considering the purchase of the security in question for client accounts, including the Funds, preclearance may be denied until the client order is completed.

         Once preclearance is granted, it is valid only until the close of the next business day and for the particular security and the particular amount indicted on the Preclearance Form. For example, the Covered Employee may not increase the size of the transaction without completing a new Preclearance Form and without receiving written authorization (the Covered Employee may, however, decrease the size of the transaction without obtaining new authorization).

         FAILURE TO OBTAIN PRECLEARANCE FOR A DISPOSITION OF PERSONAL SECURITIES IS A SERIOUS BREACH OF MARSICO'S RULES AND WILL BE TREATED AS SUCH. Violations of the preclearance requirement may subject the Employee to disciplinary action, up to and including termination of employment. Failure to obtain preclearance may also result in the trade being canceled with the

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PERSONAL TRADING CODE OF ETHICS
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Covered Person bearing any losses that occur. Any profits that result in an unauthorized trade will be donated to a charity predesignated by Marsico.

         The persons who are authorized to sign the Preclearance Form are set forth below. This list is subject to change.

                  Compliance Officer
                  General Counsel
                  Vice President of Client Services

HOLDING PERIOD: As a general principle, personal securities transactions should be for investment purposes and not for the purposes of generating short-term profits. As a result, Covered Persons generally will be prohibited from selling a security that he or she acquired within the previous 60 days. This policy generally is relevant within the first 60 days of a Covered Person's association with Marsico and means, for example, that if a Covered Person acquired a security within 60 days prior to association with Marsico, he or she will not be permitted to sell the security until it has been held for at least 60 days.

BLACKOUT PERIOD: Covered Persons will not be able to sell personal securities holdings for either three days before or three days after a client trade in the same or equivalent security. Marsico recognizes that the application of the blackout period during the period before a client or portfolio trade can lead to certain procedural difficulties and may result in inadvertent violations of the Code. Nonetheless, Marsico has determined that the blackout period is an effective way to avoid even the appearance of impropriety. Consequently, Employees carefully should consider the potential consequences of the blackout period before determining to sell personal holdings in securities that MCM holds, or might consider holding, in client accounts, including the Funds.

         If a previously entered Covered Person's sale transaction falls within the applicable blackout period, the Covered Person must try to cancel the transaction. If the transaction can be canceled prior to settlement, the Covered Person should do so, at the Covered Person's expense. If the transaction cannot be canceled prior to settlement, then the Covered Person must disgorge any resulting profits to MCM, who will in turn donate them to a pre-designated charity.

         The blackout period does not apply to transactions which qualify as Exempted Transactions (as defined above). If you have any question as to the application of the blackout period, contact the Compliance Officer or the General Counsel.

VI.      REPORTS AND CERTIFICATIONS REGARDING PERSONAL SECURITIES TRANSACTIONS

         PERSONAL HOLDINGS REPORTS: In order to address potential conflicts of interest that can arise when a Covered Person disposes of a security acquired prior to his or her association with Marsico and to help ensure compliance with the Code, all Covered Persons must provide

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Marsico with a list of all securities holdings (the "Personal Holdings List") in which they have a beneficial interest (other than interests in Exempted Transactions). This Personal Holdings List must be provided upon commencement of employment and updated annually thereafter.

         Marsico is sensitive to Covered Persons' privacy concerns and will endeavor not to disclose the contents of a Covered Person's Personal Holdings List to anyone unnecessarily.

         QUARTERLY TRANSACTION REPORTS: Pursuant to the federal securities laws for registered investment advisers and registered investment companies, Covered Persons must file a Quarterly Securities Transaction Report with Marsico within 10 days after the end of each quarter. If no securities transactions occurred during the relevant quarter, a Report indicating that fact still must be filed with Marsico.

         DUPLICATE BROKERAGE CONFIRMATIONS: To assist Marsico in monitoring compliance with the Code, each Covered Person must instruct each broker-dealer with whom he or she maintains an account to send directly to the Compliance Officer a duplicate copy of all transaction confirmations generated by that broker-dealer for that account. A form of brokerage letter is attached to the Code. In order to help ensure that duplicate brokerage confirmations are received for all Covered Persons, each Covered Person is required to complete a Brokerage Account Form annually.

         CERTIFICATION OF COMPLIANCE: The Compliance Officer will notify each Employee that he or she is subject to the Code and will give each Employee a copy of the Code. Each Employee will be required to certify that he or she has read, understands and has complied with (or in the case of a newly hired Employee, will comply with) the Code. This Certification of Compliance is required upon commencement of employment and annually thereafter.


VII.     MISCELLANEOUS

         Certain activities, while not directly involving personal trading issues, nonetheless raise similar potential conflict of interest issues and are appropriate for inclusion in the Code.

         SERVICE ON BOARDS: Marsico Employees are prohibited from serving on the board of directors of any for-profit company or organization without the prior, written approval of the General Counsel. Such approval will only be granted when Marsico believes that such board service will be consistent with the interests of Marsico's clients. If board service is authorized, appropriate procedures will be developed to ensure that confidential information is not obtained or used by the Marsico Employee or by Marsico.

         GIFTS: On occasion, you may be offered, or may receive, gifts from clients, brokers, vendors or other persons not affiliated with Marsico. The receipt of extraordinary or extravagant gifts from such persons is not permitted. Gifts of a nominal value (i.e., gifts the reasonable value

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of which is no more than $100 annually from one person), and customary business meals and entertainment (e.g., sporting events) at which both you and the giver are present and promotional items (e.g., pens, mugs) may be received. You may not, however, solicit any gifts.

         You may not give any gift with a fair market value in excess of $100 per year to persons associated with securities or financial organizations including exchanges, other member organizations, commodity firms, news media, or clients of the firm. You may provide reasonable entertainment to such persons, provided that both you and the recipient are present.

         You must never give or receive gifts or entertainment that would be embarrassing to either you or Marsico if made public.

         ANNUAL BOARD REVIEW: No later than September 1, 2000 and no less frequently than annually, the management of MCM annually will provide, and the Board of Trustees of the Funds will review, a written report that summarizes existing procedures concerning personal trading (including any changes in the Code), certifies that Marsico has adopted procedures reasonably necessary to prevent violations of the Code, highlights material violations of the Code and sanctions imposed in response to the material violations since the last report to the Board, and identifies any recommended changes to the Code.

         SPECIAL CONSIDERATION REGARDING PRIVATE PLACEMENT INVESTMENTS: Where a Marsico Employee has acquired securities of an issuer through a private placement, either before his or her association with Marsico or pursuant to the procedures described above, special consideration must be given if MCM subsequently seeks to purchase securities of the same issuer for one or more if its client accounts, including the Funds. Specifically, if the Marsico Employee who acquired the private placement plays a part in MCM's subsequent consideration of an investment in securities of the issuer of the private placement, then the Marsico Employee's private placement investment must be disclosed to all clients for whom MCM is considering making the investment in securities of that issuer. In such circumstances, MCM's decision to purchase securities of the issuer for any client account, including the Funds, should be subject to an independent review by investment personnel with no personal interest in the issuer.


VIII.    FORMS

         Attached to the Code are the following forms or documents:

o        Marsico Preclearance Form;
o        Personal Holdings List;
o        Quarterly Transaction Report;
o        Form of Brokerage Letter;
o        Brokerage Account Form;


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o        Certification of Compliance;
o        Special Account Certification; and
o        Annual Insider Trading Representation


IX.      REVIEW OF REPORTS REQUIRED BY CODE

         Each report required to be submitted under Section VI of the Code will be promptly reviewed by the Compliance Officer when submitted.

         Any violation or potential violation of the Code will be brought to the attention of the General Counsel within five business days of its discovery. The Compliance Officer will investigate any such violation or potential violation and report to the General Counsel with a recommendation of appropriate action to be taken against any individual whom it is determined has violated the Code, as is necessary to cure the violation and prevent future violations.

         The Compliance Officer will keep a written record of all investigations in connection with any Code violations, including any actions taken as a result of the violation.


X.       VIOLATIONS OF THE CODE

         Marsico views violations of the Code to be a serious breach of the firms' rules. Consequently, any Employee who violates any policy or procedure contained in the Code is subject to sanctions, including termination of employment. Further, violations of the Code may constitute violations of federal and/or state laws and may be referred to the proper authorities upon discovery. IF YOU HAVE ANY QUESTIONS ABOUT ANY ASPECT OF THE CODE, CONTACT THE COMPLIANCE OFFICER OR THE GENERAL COUNSEL.


XI.      RECORDKEEPING REQUIREMENTS

         The following records must be maintained at Marsico's principal place of business in the manner and to the extent set out below. These records must be available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

         o A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

         o A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;


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         o        A copy of each report required to be submitted by an Employee under Section VI of the Code, including any information provided on broker transaction confirmations and account statements, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

         o A record of all Employees, currently or within the past five years, who are or were required to make reports under the Code will be maintained in an easily accessible place;

         o A record of all persons, currently or within the past five years, who are or were responsible for reviewing reports of Employees will be maintained in an easily accessible place;

         o A copy of each Marsico Preclearance Form submitted to the Compliance Officer must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later; and

         o A copy of each report to the Board of Trustees of the Funds required to be submitted pursuant to Section VII of the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.



XII.     APPROVAL REQUIREMENTS

         This Code and any material changes to the Code must be approved by the Funds' Board of Trustees, including a majority of the trustees who are not interested persons (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")), within six months after the adoption of the change. Each such approval must be based on a termination that the Code contains provisions reasonably necessary to prevent Employees from engaging in any conduct prohibited by Rule 17j-l under the 1940 Act.


XIII.    EFFECTIVE DATE

         The Code is effective as of May 23, 2001.